Exhibit 10.1

[                     , 2014]

NAME

ADDRESS

CITY, STATE ZIP

Dear NAME,

You currently participate in a special severance benefit program (the “Program”) which the Compensation Committee of the Company’s Board of Directors approved for you and other senior executives. The terms and conditions governing your severance benefits were originally set forth in a letter agreement between you and the Company dated May 10, 2006 (the “Original Letter Agreement”). The Original Letter Agreement was superseded by an amended letter agreement dated January 1, 2008 (the “2008 Letter Agreement”). This agreement (this “Agreement”) amends and restates the 2008 Letter Agreement. Your Original Letter Agreement and 2008 Letter Agreement are no longer in effect, and your rights under the Program will be governed solely by the terms of this Agreement.

PART ONE — DEFINITIONS

For purposes of this letter agreement, the following definitions will be in effect:

Average Bonus means the greater of (i) the average of the bonuses paid to you under the Company’s cash incentive bonus program for the three (3) fiscal years of the Company (or such fewer number of fiscal years during which you were employed with the Company) ended immediately prior to the fiscal year in which the Change of Control is effected, or (ii) the average of the bonuses paid to you under such program for the three (3) fiscal years of the Company (or such fewer number of fiscal years during which you were employed with the Company) ended immediately prior to the fiscal year in which your Involuntary Termination occurs. Any bonus payment for a partial year of employment will be annualized before inclusion in your Average Compensation.

Average Compensation means the average of your W-2 wages from the Company for the five (5) calendar years (or such fewer number of calendar years of your employment with the Company) completed immediately prior to the calendar year in which the Change in Control is effected. Any W-2 wages for a partial year of employment will be annualized, in accordance with the frequency which such wages are paid during such partial year, before inclusion in your Average Compensation.

Base Salary means the annual rate of base salary in effect for you immediately prior to the Change in Control or (if greater) the annual rate of base salary in effect at the time of your Involuntary Termination.

Board means the Company’s Board of Directors.

Change in Control means:

(i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, provided and only if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization;

(ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets, or a liquidation or dissolution of the Company;

(iii) any transaction as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act or 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding securities; or

(iv) a change in the composition of the Board over a period of twelve (12) months or less such that a majority of the Board is no longer comprised of individuals who either (A) were members of the Board on the start date of that twelve (12)-month or shorter period (the “Original Directors”) or (B) were elected or nominated for election to the Board with the affirmative vote of at least a majority of the aggregate number of Original Directors who were still in office at the time of the election or nomination plus any new Board members whose election or nomination was previously so approved by such aggregate majority (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company).

For purposes of subparagraph (iii) above, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act, but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a parent or a subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

A transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in the same proportions by the persons who held the Company’s securities immediately before such transaction.

Change in Control Severance Benefits means the various payments and benefits to which you may become entitled under Part Two of this Agreement upon your Involuntary Termination in connection with a Change in Control or upon any earlier termination of your employment by the Company during the Pre-Closing Period other than a Termination for Cause. Such Change in Control Severance Benefits may include one or more of the following: the accelerated vesting of your Equity Awards, a lump sum severance payment and continued health care coverage provided for you and your spouse and eligible dependents at the Company’s expense.

Code means the Internal Revenue Code of 1986, as amended.

Common Stock means the Company’s common stock.

Company means Actuate Corporation, a Delaware corporation, and any successor corporation, whether or not resulting from a Change in Control.

Equity Awards means all equity-based incentives, including without limitation Options, restricted stock, restricted stock units, market stock units, stock appreciation rights, phantom stock rights and stock bonuses.

Fair Market Value means, with respect to the shares of Common Stock subject to your Options, the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market and published in The Wall Street Journal. If there is no closing selling price reported for the Common Stock on the date in question, then the Fair Market Value will be the closing selling price on the last preceding date for which such report exists.

Independent Auditors means the accounting firm serving as the Company’s independent certified public accountants immediately prior to the Change in Control; provided, however, that in the event such accounting firm also serves as the independent certified public accountants for the corporation or other entity effecting the Change in Control transaction with the Company or such accounting firm concludes that the services required of it hereunder would adversely affect its independent status under applicable accounting standards or the performance of such services would otherwise be in contravention of applicable law, then the Independent Auditors shall mean a nationally-recognized public accounting firm mutually acceptable to both you and the Company.

Involuntary Termination means the termination of your Service which occurs by reason of:

(i) your involuntary and unilateral dismissal or discharge by the Company other than a Termination For Cause, or

(ii) your voluntary resignation within one hundred eighty (180) days following (A) a change in your position with the Company which materially reduces your duties and responsibilities, (B) a material change in your reporting responsibilities such that you are required to report to a person whose duties, responsibilities and authority are materially less than those of the person to whom you report as of the date of this letter agreement (including any change which would no longer require you to report directly to the Board, if your reporting responsibility is to the Board as the date of this letter agreement),(C) a 15% or greater reduction in either your annual base salary or your target bonus under any corporate-performance based bonus or incentive program or a 30% or greater reduction in the aggregate level of your annual base salary and your target bonus under any corporate-performance based bonus or incentive program, (D) a change in the geographic location of your place of employment of more than fifty (50) miles, (E) any material breach of the terms of this Agreement by the Company, or (F) failure of any successor or assignee to the Company to assume this Agreement.

In no event shall you have the right to resign for any of the reasons listed in subparagraph (ii) above and thereby trigger an Involuntary Termination unless (i) you first notify the Corporation in writing of the existence of the relevant event or transaction constituting grounds for such an Involuntary Termination within ninety (90) days after the occurrence of such event or transaction and (b) the Corporation fails to remedy the event or transaction constituting grounds for such Involuntary Termination within a reasonable cure period of at least thirty (30) days after receipt of such notice.

Option means any option granted you to purchase shares of Common Stock under the Plan or other arrangement which is outstanding at the time of the Change in Control (or, if earlier, upon the Company’s termination of your employment during the Pre-Closing Period ) or upon your Involuntary Termination following such Change in Control.

Equity Award Parachute Payment means, with respect to any Equity Award, the portion of that Equity Award deemed to be a parachute payment under Code Section 280G and the Treasury Regulations issued thereunder. The portion of such Equity Award which is categorized as an Equity Award Parachute Payment will be calculated in accordance with the valuation provisions established under Code Section 280G and the applicable Treasury Regulations.

Other Parachute Payment means any payments in the nature of compensation (other than your Equity Award Parachute Payment and any other Change in Control Severance Benefits to which you become entitled under Part Two of this letter agreement) which are made to you in connection with the Change in Control and which accordingly qualify as parachute payments within the meaning of Code Section 280G(b)(2) and the Treasury Regulations issued thereunder.

Parachute Payment means (i) any Change in Control Severance Benefits provided you under Part Two of this letter agreement which is deemed to constitute a parachute payment within the meaning of Code Section 280G(b)(2) and the Treasury Regulations issued thereunder and (ii) any Equity Award Parachute Payment.

Plan means (i) the Company’s 1998 Equity Incentive Plan, as amended or restated from time to time, and (ii) any other stock incentive plan implemented or established by the Company.

Pre-Closing Period means the period commencing with the Company’s execution of the definitive agreement for a Change in Control transaction and ending upon the earlier to occur of (i) the closing of the Change in Control contemplated by such definitive agreement, or (ii) the termination of such definitive agreement without the consummation of the contemplated Change in Control.

Present Value means the value, determined as of the date of the Change in Control, of any payment in the nature of compensation to which you become entitled in connection with the Change in Control or your subsequent Involuntary Termination, including (without limitation) the Equity Award Parachute Payment and the additional Change in Control Severance Benefits to which you become entitled under Part Two of this letter agreement. The Present Value of each such payment will be determined in accordance with the provisions of Code Section 280G(d)(4), utilizing a discount rate equal to one hundred twenty percent (120%) of the applicable Federal rate in effect at the time of such determination, compounded semi-annually to the effective date of the Change in Control.

Separation from Service means the cessation of your Employee status and shall be deemed to occur at such time as the level of the bona fide services you are to perform in Employee status (or as a consultant or other independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services you rendered in Employee status during the immediately preceding thirty-six (36) months (or such shorter period for which you may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Code.

For such purpose, you will be deemed to continue in “Employee” status for so long as you remain in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. “Employer Group” means the Company and any other corporation or business controlled by, controlling or under common control with, the Company, as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(1), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.4.14(c)-2 of the Treasury Regulations.

Specified Employee means a “key employee” (within the meaning of that term under Code Section 416(i)) who is subject to the delayed payment provisions of subparagraph (ii) of Paragraph 1 of Part Four. Accordingly, if you are at any time during the twelve (12)-month period ending on the last day of any calendar year:

(i) an officer of the Company whose annual compensation is greater than the compensation limit in Section 416(i)(1)(A)(i) of the Code, provided that no more than fifty officers of the Company shall be determined to be Specified Employees as of the relevant determination date;

(ii) a five percent owner of the Company; or

(iii) a one percent owner of the Company whose annual compensation from the Company is more than $150,000.

then you will be considered a Specified Employee for purposes of the Program for the twelve (12)-month period beginning on the April 1 of the following calendar year and ending on the March 31 of the next year thereafter.

Termination for Cause means the termination of your employment for any of the following reasons: (i) your conviction of a felony or your commission of any act of personal dishonesty involving the property or assets of the Company intended to result in your financial enrichment, (ii) your material breach of one or more of your obligations under your Proprietary Information and Inventions Agreement with the Company or your unauthorized use or disclosure of any material trade secrets or other material confidential information of the Company or any affiliate, (iii) any intentional misconduct on your part which has a materially adverse effect upon the Company’s business or reputation, (iv) your failure to perform the major duties, functions and responsibilities of your executive position with the Company, (v) your material breach of any of your fiduciary obligations as an officer of the Company or (vi) your intentional and knowing participation in the preparation or release of false or materially misleading financial statements relating to the Company’s operations and financial condition or your intentional and knowing submission of any false or erroneous certification required of you under the Sarbanes-Oxley Act of 2002 or any securities exchange on which shares of the Common Stock are at the time listed for trading. However, prior to any termination of your employment for any of the reasons specified in clauses (ii) through (v), the Company shall give you written notice of the actions or omissions deemed to constitute the grounds for a Termination for Cause, and you shall have a period of not less than thirty (30) days in which to cure the specified default in performance and thereby remedy the actions or omissions which would otherwise constitute grounds for a Termination for Cause.

PART TWO — CHANGE IN CONTROL BENEFITS

Should your employment with the Company terminate by reason of an Involuntary Termination within twelve (12) months after a Change in Control, or should your employment be unilaterally terminated by the Company during the Pre-Closing Period for any reason other than a Termination for Cause, then you will become entitled to receive the applicable Change in Control Severance Benefits provided under this Part Two, provided and only if you execute and deliver to the Company, within twenty-one (21) days after the date of your termination of employment, a general release (substantially in the form of attached Exhibit A) which becomes effective under applicable law (the “Required Release”) and pursuant to which you release the Company and its officers, directors, stockholders, employees and agents from any and all claims you may otherwise have with respect to the terms and conditions of your employment with the Company and the termination of that employment. In no event, however, shall such release cover any claims, causes of action, suits, demands or other obligations or liabilities relating to:

(a) any payments, benefits or indemnification to which you are or become entitled pursuant to the provisions of this Agreement (including, without limitation, the severance benefits provided under this Part Two and the continued indemnification coverage under Paragraph 2 of Part Four of this Agreement); and

(b) any claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policy or fund.

The Change in Control Severance Benefits provided under this Part Two shall be in lieu of any other severance benefits to which you might otherwise become entitled under any other severance plan, program or arrangement of the Company upon a termination of your employment either during the Pre-Closing Period or within twelve (12) months following a Change in Control.

1. Accelerated Vesting.

Each outstanding Equity Award which you hold at the time of your Involuntary Termination or at any earlier termination of your employment by the Company during the Pre-Closing Period other than a Termination for Cause, to the extent that Equity Award is not otherwise vested and exercisable for all the shares of Common Stock or other securities at the time subject to that Equity Award, will immediately vest and become exercisable for all the covered shares or share equivalents and may be exercised for any or all of those shares or share equivalents as fully vested shares, and any such Equity Awards that are subject to a right of repurchase, right of forfeiture, or similar right, shall be released from such right and shall be fully vested. Each such accelerated Equity Award will remain so exercisable until the earlier of (i) the expiration of the applicable term of such Equity Award or (ii) the post-service exercise period specified in the agreement evidencing your Equity Award. Any Equity Awards not exercised prior to the expiration of the applicable post-service exercise period will terminate and cease to remain exercisable for any of the covered shares or share equivalents.

2. Severance Payment.

(a) In the event your employment terminates pursuant to an Involuntary Termination within twelve (12) months following a Change in Control, the Company will make a lump-sum cash severance payment to you, in an amount equal to one (1.0) times the sum of your annual rate of Base Salary and Average Bonus (the “Severance Payment”). The Severance Payment shall made to you within five (5) business days after the date your Required Release becomes effective under applicable law but no later than March 15 of the year following the Change in Control, and shall be subject to the Company’s collection of all applicable withholding taxes, and you will only be paid the amount remaining after such withholding taxes have been collected.

(b) In the event your employment is involuntarily terminated by the Company during the Pre-Closing Period for any reason other than a Termination for Cause, you will subsequently become entitled to the Severance Payment upon the closing of the Change in Control, provided and only if that Change in Control is in fact consummated prior to the expiration of the Pre-Closing Period. The Company will make such lump-sum cash Severance

Payment to you, within five (5) business days following the later of (i) the date your Required Release becomes effective under applicable law or (ii) the effective date of the Change in Control but no later than March 15 of the year following the Change in Control. The Severance Payment shall be subject to the Company’s collection of all applicable withholding taxes, and you will only be paid the amount remaining after such withholding taxes have been collected. In no event, however, will you become entitled to all or any portion of the Severance Payment if the Change in Control is not consummated prior to the expiration of the Pre-Closing Period.

3. Continued Health Care Coverage.

Should you elect under Code Section 4980B to continue health care coverage under the Company’s group health plan for yourself, your spouse and your eligible dependents following your Involuntary Termination or any earlier termination of your employment by the Company during the Pre-Closing Period other than a Termination for Cause, then the Company shall provide such continued health care coverage for you and your spouse and other eligible dependents at its sole cost and expense. Such health care coverage at the Company’s expense shall continue until the earliest of (i) the expiration of the twelve (12) month period measured from the date of your Involuntary Termination or any earlier termination of your employment by the Company during the Pre-Closing Period if you have more than five (5) years of service to the Company measured at the time of your qualified termination, or the expiration of the six (6) month period measured from the date of your Involuntary Termination or any earlier termination of your employment by the Company during the Pre-Closing Period if you have less than five (5) years of service to the Company, (ii) the first date you are covered under another employer’s heath benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions or (iii) the date the definitive agreement for the Change in Control is terminated without consummation of that Change in Control prior to the expiration of the Pre-Closing Period. Should the Company’s provision of such continued health care coverage result in the recognition of taxable income (whether for federal, state or local income tax purposes) by you or your spouse or other eligible dependent, then each of you will be responsible for the payment of the income and employment tax liability resulting from such coverage, and the Company will not provide any tax gross-up payments to you (or any other person) with respect to such tax liability.

PART THREE — LIMITATION ON BENEFITS

1. Benefit Limit.

The amount of the Change in Control Severance Benefits otherwise due you under Part Two of this Agreement shall be reduced to the extent necessary to assure that the Present Value of the Parachute Payment attributable to those Change in Control Severance Benefits does not exceed the greater of the following dollar amounts (the “Benefit Limit”):

- the dollar amount equal to (i) 2.99 times your Average Annual Compensation less (ii) the aggregate Present Value of the Equity Award Parachute Payment and any Other Parachute Payments to which you may be entitled, or

- the greatest after-tax amount of Change in Control Severance Benefits which can be paid to you under Part Two after taking into account any excise tax imposed under Code Section 4999 on those payments, the Equity Award Parachute Payment and any Other Parachute Payments to which you might be entitled.

The Equity Award Parachute Payment shall also be subject to the Benefit Limit.

2. Benefit Reduction.

(a) To the extent the aggregate Present Value, measured as of the Change in Control, of (i) the Equity Award Parachute Payment (or installments thereof) plus (ii) the Parachute Payment attributable to your other Change in Control Severance Benefits under Part Two of the Agreement would, when added to the Present Value of all of your Other Parachute Payments, exceed the Benefit Limit, then the following reductions shall be made to the Change in Control Severance Benefits to which you are otherwise entitled under Part Two of this Agreement and your Equity Awards, to the extent necessary to assure that such Benefit Limit is not exceeded:

first, the dollar amount of the Severance Payment to which you would otherwise be entitled shall be reduced, and then the number of shares or share equivalents which would otherwise be purchasable under your Equity Awards shall be reduced (based on the amount of the Equity Award Parachute Payment attributable to each such Equity Award) to the extent necessary to eliminate such excess, with the actual Equity Awards to be so reduced to be determined by you.

(b) In the event your employment is terminated by the Company during the Pre-Closing Period for any reason other than a Termination for Cause, the Benefit Limit shall be calculated in good faith first at the time of such termination, with such calculation to be based upon the probability of the consummation of the contemplated Change in Control within the Pre-Closing Period, and any benefit reduction required by Paragraph 2 of this Part Three on the basis of such good-faith calculation shall be applied at that time. The Benefit Limit shall be recalculated in accordance with this Part Three as soon as administratively practicable following the expiration of the Pre-Closing Period. To the extent any Equity Awards are reduced and terminated in connection with the initial calculation made at the time of your termination of employment, those Equity Awards will not be subsequently restored in connection with the re-calculation of the Benefit Limit following the expiration of the Pre-Closing Period, even if those terminated Equity Awards could have otherwise fallen within the Benefit Limit as so re-calculated.

3. Resolution Procedures.

In the event there is any disagreement between you and the Company as to whether one or more payments to which you become entitled in connection with the Change in Control or your subsequent Involuntary Termination constitute Parachute Payments, Equity Award Parachute Payments or Other Parachute Payments or as to the determination of the Present Value thereof, such dispute will be resolved as follows:

(i) In the event the Treasury Regulations under Code Section 280G (or applicable judicial decisions) specifically address the status of any such payment or the method of valuation therefor, the characterization afforded to such payment by the Regulations (or such decisions) will, together with the applicable valuation methodology, be controlling.

(ii) In the event Treasury Regulations (or applicable judicial decisions) do not address the status of any payment in dispute, the matter will be submitted for resolution to the Independent Auditors. The resolution reached by the Independent Auditors will be final and controlling; provided, however, that if in the judgment of the Independent Auditors, the status of the payment in dispute can be resolved through the obtainment of a private letter ruling from the Internal Revenue Service, a formal and proper request for such ruling will be prepared and submitted by the Independent Auditors, and the determination made by the Internal Revenue Service in the issued ruling will be controlling. All expenses incurred in connection with the retention of the Independent Auditors and (if applicable) the preparation and submission of the ruling request shall be shared equally by you and the Company.

(iii) In the event Treasury Regulations (or applicable judicial decisions) do not address the appropriate valuation methodology for any payment in dispute, the Present Value thereof will, at the Independent Auditor’s election, be determined through an independent third-party appraisal, and the expenses incurred in obtaining such appraisal shall be shared equally by you and the Company.

PART FOUR — MISCELLANEOUS

1. Special Payment Provisions. Notwithstanding any provision in this letter agreement to the contrary, the following special provisions shall govern the payment date of your Severance Payment in the event that payment is deemed to constitute an item of deferred compensation under Section 409A of the Code:

(i). The Severance Payment will not be made at any time prior to the date of your Separation from Service or (in the event of a unilateral termination of your employment during the Pre-Closing Period) the effective date of the Change in Control.

(ii) If the payment date for your Severance Payment is tied to your Separation from Service, then in no event will the Severance Payment be made prior to the earlier of (i) the first day of the seven (7)-month period measured from the date of your Separation from Service or (ii) the date of your death, if you are deemed at the time of such Separation from Service to be a Specified Employee and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, the Severance Payment will be made in a lump sum on the first day of the seventh (7th) month after the date of your Separation from Service, or if earlier, the first day of the month immediately following the date the Company receives proof of your death.

(iii) Should your Severance Payment be deferred pursuant to the foregoing provisions of this Paragraph 1, then you shall be entitled to interest on your deferred Severance Payment for the period that payment is delayed by reason of subparagraph (ii) above, , with such interest to accrue at the prime rate in effect from time to time during that period and to be paid in a lump sum upon the expiration of the deferral period.

2. Continued Indemnification. The indemnification provisions for Officers and Directors under the Company’s bylaws, the Directors and Officers Liability Insurance Policy (if any) and any Indemnification Agreement between you and the Company shall (to the maximum extent permitted by law) be extended to you during the period following your resignation or termination of employment for any reason (other than a Termination for Cause), whether or not in connection with a Change in Control, with respect to all matters, events or transactions occurring or effected during your period of employment with the Company.

3. No Mitigation Duty. The Company shall not be entitled to set off any of the following amounts against the Change in Control Severance Benefits to which you may become entitled under Part Two of this Agreement: (i) any amounts which you may subsequently earn through other employment or service following his termination of employment with the Company or (ii) any amounts which you might have potentially earned in other employment or service had you sought such other employment or service.

4. Death. Should you die before your receive the full amount of payments and benefits to which you may become entitled under this Agreement, then the balance of such payments shall be made, on the due dates hereunder had you survived, to the executors or administrators of your estate. Should you die before you exercise all your outstanding Equity Awards as accelerated hereunder, then such Equity Awards may be exercised, within the applicable exercise period following your death, by the executors or administrators of your estate or by the persons to whom those Equity Awards are transferred pursuant to your will or in accordance with the laws of inheritance. In no event, however, may any such Equity Award be exercised after the specified expiration date of the option term.

5. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, (i) the Company and its successors and assigns, including any successor entity by merger, consolidation or transfer of all or substantially all of the Company’s assets (whether or not such transaction constitutes a Change in Control), and (ii) you, the personal representative of your estate and your heirs and legatees.

6. General Creditor Status. The benefits to which you may become entitled under Part Two of this Agreement shall be paid, when due, from the Company’s general assets. No trust fund, escrow arrangement or other segregated account shall be established as a funding vehicle for such payments. Your right (or the right of the executors or administrators of your estate) to receive such benefits shall at all times be that of a general creditor of the Company and shall have no priority over the claims of other general creditors.

7. Amendment and Termination.

(a) This letter agreement may only be amended by written instrument signed by you and an authorized officer of the Company. This letter agreement shall terminate upon a Separation from Service other than (i) by reason of an Involuntary Termination within twelve (12) months after a Change in Control, or (ii) a unilateral termination by the Company during the Pre-Closing Period solely for a Termination for Cause.

(b) Once a Change in Control has been effected, this letter agreement may not be terminated at any time prior to the expiration of the twelve (12) month period following the effective date of that Change of Control except by voluntary termination, and no subsequent termination of this letter agreement except by voluntary termination shall adversely affect your right to receive any benefits to which you may have previously become entitled hereunder in connection with your Involuntary Termination following that Change in Control.

8. Termination for Cause. In the event of your Termination for Cause or your resignation under circumstances which would otherwise constitute grounds for a Termination for Cause, the Company will only be required to pay you (i) any unpaid compensation earned for services previously rendered through the date of such termination and (ii) any accrued but unpaid vacation benefits or sick days, and no benefits will be payable to you under Part Two of this letter agreement.

9. Governing Law/Other Agreements. This letter agreement is to be construed and interpreted under the laws of the State of California. This letter agreement supersedes all prior agreements between you and the Company relating to the subject of severance benefits payable upon a change in control or ownership of the Company, and you will not be entitled to any other severance benefits upon such a termination other than those that are provided in this letter agreement.

10. At Will Employment. Nothing in this letter agreement is intended to provide you with any right to continue in the employ of the Company (or any subsidiary) for any period of specific duration or interfere with or otherwise restrict in any way your rights or the rights of the Company (or any subsidiary), which rights are hereby expressly reserved by each, to terminate your employment at any time and for any reason, with or without cause.

Please indicate your agreement with the foregoing terms and conditions of your change in control severance package by signing the Acceptance section of the enclosed copy of this letter and returning it to the Company.

Very truly yours,

ACTUATE CORPORATION

By:

Title:

ACCEPTANCE

I hereby agree to all the terms and provisions of the foregoing letter agreement governing the special benefits to which I may become entitled in the event my employment should terminate under certain prescribed circumstances following a substantial change in control or ownership of the Company.

Signature:

Dated:

Address

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the severance payments and other benefits to which I have become entitled, pursuant to that certain letter agreement between Actuate Corporation, a Delaware corporation (the “Company”), and myself dated                      (the “Severance Agreement), in connection with the termination of my employment on this date, I,                                         , hereby furnish the Company with the following release and waiver (“Release and Waiver”).

I hereby release and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns and affiliates from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising from or relating to my employment with the Company and the termination of that employment, including (without limitation) claims of wrongful discharge, emotional distress, defamation, fraud, breach of contract, breach of the covenant of good faith and fair dealing, discrimination claims based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, the Federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Americans with Disability Act, contract claims, tort claims, and wage or benefit claims, including (without limitation) claims for salary, bonuses, commissions, stock grants, stock options, vacation pay, fringe benefits, severance pay or any other form of compensation (other than the payments and benefits to which I am entitled under the Severance Agreement, my vested rights under the Company’s Section 401(k) Plan and any worker’s compensation benefits under any Company workers’ compensation insurance policy or fund).

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

This Release and Waiver does not pertain to any claims which may subsequently arise in connection with the Company’s default in any of its payment obligations under the Severance Agreement or its indemnification obligations to me thereunder.

I acknowledge that, among other rights subject to his Release and Waiver, I am hereby waiving and releasing any rights I may have under ADEA, that this release and waiver is knowing and voluntary, and that the consideration given for this release and waiver is in addition to anything of value to which I was already entitled as an executive of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims which may arise after this release and waiver is executed; (b) I have the right to consult with an attorney prior to executing this release and waiver (although I may choose voluntarily not to do so); and if I am over 40 years old upon execution of this (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this release and waiver (although I may choose voluntarily to execute this release and waiver earlier); (d) I have seven (7) days following the execution of this release and waiver to revoke my consent to this release and waiver; and (e) this release and waiver shall not be effective until the seven (7)-day revocation period has expired.

Date:
EXECUTIVE